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                     NEWS RELEASE NEWS RELEASE NEWS RELEASE

For  information  contact:  Tom  Gelston,  Director - Investor  Relations  (203)
222-5943

             TEREX PROVIDES FIRST QUARTER 2005 PRELIMINARY RESULTS; FILES FORM 12B-25 REGARDING ITS FIRST QUARTER FORM 10-Q

     WESTPORT, CT, May 10, 2005 -- Terex Corporation (NYSE: TEX) today announced it expects total revenues for the quarter ended March 31, 2005 to be in the range of $1.40-$1.45 billion, an increase of over 35% versus the first quarter of 2004. Additionally, at this time, Terex anticipates fully diluted earnings per share, before special items, for the quarter ended March 31, 2005 to be in the range of $0.50 to $0.55. Net debt (total debt less cash) increased approximately $100 million in the first quarter of 2005, slightly better than Terex's previous guidance of $125 million. The increase in the outstanding debt balances reflects an investment in working capital in anticipation of the seasonally strong second quarter selling activities. Terex will be releasing its first quarter 2005 financial results before the end of May 2005, and intends on hosting a conference call to review its first quarter performance shortly thereafter. No update on earnings guidance will be provided prior to the publication of the first quarter 2005 financial results.

     Terex also announced today that it has filed a Form 12b-25 Notification of Late Filing with the Securities and Exchange Commission, notifying the SEC that the Company is delaying the filing of its Form 10-Q for the period ended March 31, 2005. As previously announced, Terex has not yet finalized its third quarter 2004 and full year 2004 results pending completion of its detailed internal accounting review, the restatement of Terex's financial statements for the years ended December 31, 2000, 2001, 2002 and 2003, and the completion of its audited financial statements for 2004. Terex will delay the filing of its Form 10-Q for the first quarter of 2005 until it completes this review, restatement and audit for the earlier periods and files the appropriate documents with the SEC. This delay in filing the Form 10-Q for the first quarter of 2005 will extend beyond the due date for the Form 10-Q, including the five-day extension period. Terex continues to work diligently to complete its restatement, audit and assessment of internal control over financial reporting. Terex believes that it is nearing completion of this process, and currently anticipates filing all appropriate documents, including applicable financial statements, with the SEC in the near future.

Safe Harbor Statement

     The press release contains forward-looking information based on Terex's current expectations. Because forward-looking statements involve risks and
uncertainties,   actual  results  could  differ   materially.   Such  risks  and
uncertainties,  many of which are beyond Terex's control,  include among others:
Terex's business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; the sensitivity of construction, infrastructure and mining activity and products produced for the military to interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex's businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex's business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; Terex's continued access to capital and ability to obtain parts and components from suppliers on a timely basis at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex's ability to timely manufacture and deliver products to customers; Terex's significant amount of debt and its need to comply with restrictive covenants contained in Terex's debt agreements; Terex's ability to file its periodic
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reports  with the SEC on a timely  basis;  Terex's  ability  to ensure  that all intercompany transactions will be properly recorded; compliance with applicable environmental laws and regulations; and other factors, risks, uncertainties more specifically set forth in Terex's public filings with the SEC. In addition, until the previously announced review by Terex of its accounts is concluded, no assurance can be given with respect to the financial statement adjustments, impacts and periods resulting from such review, nor can there be assurance that additional adjustments to the financial statements will not be identified. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex's expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

         Terex Corporation is a diversified global manufacturer with 2004 net sales of approximately $5 billion. Terex operates in five business segments:
Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

























                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com


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